Exhibit 99.1

10X Capital Venture Acquisition Corp. II Announces Shareholder Approval of Business Combination with African Agriculture, Inc.

NEW YORK, NY (United States), December 5, 2023 (GLOBE NEWSWIRE) -- 10X Capital Venture Acquisition Corp. II (“10X II”) (NASDAQ:VCXA), a publicly traded special purpose acquisition company, announced today that at an extraordinary general meeting held today (the “Meeting”), its shareholders voted to approve its proposed business combination (the “Business Combination”) with African Agriculture, Inc. (“AFRAG”), a global food security company operating a commercial-scale alfalfa farm on the African continent.

Subject to customary closing conditions, the closing of the Business Combination is expected to occur on or about December 6, 2023. Following the consummation of the Business Combination, on or about December 7, 2023, ordinary shares of the new combined company African Agriculture Holdings Inc. (“AFRAG PubCo”) are expected to begin trading on the NASDAQ under the ticker symbols “AAGR” and “AAGRW”, respectively.

As of the close of business on October 13, 2023, the record date for the Meeting, there were 9,441,220 ordinary shares of 10X II (“10X II ordinary shares”) issued and outstanding. Approximately 82% of all of the 10X II ordinary shares entitled to vote at the Meeting were represented in person, virtually or by proxy at the Meeting, with more than 99% of those voting to approve the Business Combination.

The formal results of the 10X II shareholder vote will be included on a Form 8-K to be filed with the U.S. Securities and Exchange Commission by 10X II.

In connection with the Business Combination, public shareholders of 10X II received a right to redeem their Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), of 10X II for a pro rata portion of the funds in 10X II’s trust account (the “Trust Account”). The deadline to submit such redemptions was 5:00 p.m. Eastern time on December 1, 2023 (the “Redemption Deadline”), and no redemption reversal requests will be accepted following such Redemption Deadline.

As of the Redemption Deadline, 10X II received redemption requests for 1,857,033 Class A ordinary shares, representing 98.7% aggregate redemptions since 10X II’s initial public offering. 262,520 Class A ordinary shares held by public holders remain following the Redemption Deadline.

Contacts

10X II

Investors: IR@10xcapital.com

SPAC Website: www.10xspac.com/spacii

AFRAG

Investors: Alan Kessler, ak@africanagriculture.com

Media: Maxine Gordon, mg@africanagriculture.com

About 10X II

10X Capital Venture Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses.

About African Agriculture

African Agriculture, Inc. is a global food security company operating a commercial-scale alfalfa farm to meet the growing demand for agricultural commodities.